Cole Credit Property Trust IV, Inc. Closing Status Update COMMUNICATION TO DUE DILIGENCE OFFICERS AND FINANCIAL ADVISORS AFFILIATED WITH COLE CREDIT PROPERTY TRUST IV, INC. SELLING GROUP MEMBERS. NOT FOR FURTHER DISTRIBUTION. As previously announced, the Board of Directors of Cole Credit Property Trust IV, Inc. (CCPT IV) has approved the closing of the primary portion of CCPT IV's initial public offering on February 28, 2014 unless all shares being offered have been sold prior to that date, in which case the offering will be terminated. Following the close of its primary offering, CCPT IV intends to continue selling shares of common stock pursuant to its distribution reinvestment plan (DRIP). During the month of December 2013, CCPT IV raised approximately $274.4 million in the offering, including shares issued pursuant to the DRIP. As of December 31, 2013, CCPT IV had accepted investors' subscriptions for, and issued, approximately 211.1 million shares of common stock in the offering (including shares issued pursuant to the DRIP), resulting in gross proceeds of approximately $2.1 billion. Also, CCPT IV has reallocated $400 million in shares of common stock from the DRIP offering to its primary offering. The following table summarizes the status of CCPT IV's offering, as of December 31, 2013: Total Offering Including Maximum 2,975 million Approximate Gross Proceeds Through December 2,100 million Approximate Remaining Offering $ 875 million Your firm has been an important part of the selling group and we appreciate your efforts to support CCPT IV's fundraising. Over the coming weeks, we will continue providing regular updates on the status of CCPT IV. Please feel free to contact us at 866-907-2653 with any questions. View Supplement » Sincerely, Jeff Holland, CFA ® President and Chief Operating Officer

Cole Credit Property Trust (CCPT IV) is Closing February 28th, 2014 CCPT IV is a non-listed REIT that invests primarily in high-quality commercial properties net-leased to investment-grade and other creditworthy tenants. View Prospectus » View Brochure » Virtual Investor Kit » View Fact Sheet » View E-Z App » Acquisitions List » FOR FINANCIAL PROFESSIONAL USE ONLY Not for Further Distribution Please do not forward this electronic communication. This email is neither an offer to sell nor a solicitation of an offer to buy interests in any Cole Capital Program. This email is intended for the recipient only and may not be forwarded or redistributed in any way. Offerings are made only to qualified investors by means of a Prospectus. Securities distributed by affiliate broker-dealer: Cole Capital Corporation, Member FINRA/SIPC. © 2013 Cole Capital Advisors, Inc. All rights reserved.